Exhibit 21.1

Babylon Holdings Limited Subsidiaries

Babylon Healthcare Services Limited, a U.K. company

Babylon International Limited, a U.K. company

Babylon Partners Limited, a U.K. company

Babylon Inc., a U.S. company incorporated in DE

Babylon Acquisition Corp., a U.S. company incorporated in DE

Babylon Rwanda Limited, a Rwandan company

Health Innovator Inc., a U.S. company incorporated in DE

Babylon Healthcare Inc., a U.S. Company incorporated in DE, a subsidiary of Babylon Inc.

Babylon Singapore PTE Ltd, a Singaporean company

Higi SH Holdings Inc., a U.S. company incorporated in DE, a subsidiary if Babylon Acquisition Corp.

Alkuri Global Acquisition Corp., a U.S. company incorporated in DE